Exhibit 99.1

Contacts for Baker Hughes Gary Flaharty +1.713.439.8039 H. Gene Shiels +1.713 439.8822	Contacts for BJ Services Jeff Smith +1.713.462.4239
Baker Hughes and BJ Services Adjourn Respective Special Meetings of Stockholders; Meetings to Reconvene on March 31, 2010
HOUSTON, Texas — March 19, 2010. Baker Hughes and BJ Services announced today that at their respective special meetings of stockholders held today, Baker Hughes’ stockholders and BJ Services’ stockholders each voted to adjourn their meetings. The parties are making progress and continue to work toward obtaining the required regulatory approval from the Antitrust Division of the U.S. Department of Justice in connection with the merger. As previously reported, the companies do not expect any resolution to be material to the business or financial performance of the combined company following the merger.
The Baker Hughes special meeting of stockholders is scheduled to reconvene on March 31, 2010, at 9:00 a.m., local time, at the Plaza Banquet Room located at 2777 Allen Parkway, Houston, Texas. Proxies will continue to be accepted until the vote is taken at the special meeting on March 31, 2010.
The BJ Services special meeting of stockholders is scheduled to reconvene on March 31, 2010, at 9:00 a.m., local time, at Andrews Kurth LLP located at 600 Travis, Suite 4200, Houston, Texas. Proxies will continue to be accepted until the vote is taken at the special meeting on March 31, 2010.
The companies expect that the closing will occur after the stockholder meetings on March 31, 2010, subject to the satisfaction of other closing conditions. The record date for Baker Hughes and BJ Services stockholders entitled to vote at the special meeting remains February 11, 2010.
Baker Hughes stockholders who have questions about this news release or the merger should contact Investor Relations at (713) 439-8039. Baker Hughes stockholders who need assistance in submitting their proxy or voting their shares (or changing a prior vote of their shares) should contact Baker Hughes’ proxy solicitor, Laurel Hill Advisory Group, LLC, Attention: Eugene Louie, 2 Robbins Lane, Suite 201, Jericho, NY 11753, (888) 742-1305, email: elouie@laurelhillag.com.

BJ Services stockholders who have questions about this news release or the merger should contact Investor Relations at (713) 462-4239. BJ Services stockholders who need assistance in submitting their proxy or voting their shares (or changing a prior vote of their shares) should contact BJ Services’ proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, Shareholders Call Toll Free at (877) 825-8772, Banks and Brokers Call Collect at (212) 750-5833.
Forward-Looking Statements
Except for the historical information set forth in this document, the matters discussed in this document are forward-looking statements that involve certain assumptions and known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially. Such forward-looking statements include, but are not limited to, whether the antitrust authorities will give regulatory clearance to complete the merger at all or without restrictions or conditions that would be detrimental or have a materially adverse effect on the combined company after the merger is completed, whether stockholder approval will be obtained and the merger consummated, and other statements that are not historical facts. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. Baker Hughes or BJ Services may not prevail and may incur significant costs in defending or settling any action under the antitrust laws. There can be no assurance that all of the conditions to complete the merger will be satisfied. The following additional factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the approval of the merger agreement by the stockholders of both parties; the risk that the cost savings and any other synergies from the transaction may not be realized or take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the ability to successfully integrate the businesses; unexpected costs or unexpected liabilities that may arise from the transaction, whether or not consummated; the inability to retain key personnel; continuation or deterioration of current market conditions; the outcome of any litigation; future regulatory or legislative actions that could adversely affect the companies; and the business plans of the customers of the respective parties. Additional factors that may affect future results are contained in Baker Hughes’ and BJ Services’ filings with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s web site at www.sec.gov. Except as required by law, neither Baker Hughes nor BJ Services intends to update or revise statements contained in these materials based on new information, future events or otherwise.
Additional Information and Where to Find It
These materials are not a substitute for the Registration Statement that Baker Hughes filed with the SEC in connection with the proposed transaction with BJ Services, or the definitive joint proxy statement/prospectus sent to security holders of Baker Hughes and BJ Services on or about February 16, 2010 seeking their approval of the proposed transaction. INVESTORS AND SECURITY HOLDERS OF BAKER HUGHES AND BJ SERVICES ARE URGED TO CAREFULLY READ THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS DATED FEBRUARY 12, 2010, WHICH WAS SENT TO SECURITY HOLDERS OF BAKER HUGHES AND BJ SERVICES ON OR ABOUT FEBRUARY 16, 2010, AS IT CONTAINS IMPORTANT INFORMATION, INCLUDING DETAILED RISK FACTORS. Investors and security holders may obtain a free copy of the proxy statement/prospectus and other documents filed by Baker Hughes and BJ Services with the SEC at the SEC’s web site at www.sec.gov. This document does not constitute an offer to sell, or a solicitation of an offer to buy, any shares of Baker Hughes or BJ Services common stock.
The definitive joint proxy statement/prospectus and such other documents (relating to Baker Hughes) may also be obtained from Baker Hughes for free from Baker Hughes’ web site at www.bakerhughes.com/investor or by directing a request to: Baker Hughes Incorporated, 2929 Allen Parkway, Suite 2100, Houston, TX 77019, Attention: Corporate Secretary, or by phone at (713) 439-8600. The definitive joint proxy statement/prospectus and such other documents (relating to BJ Services) may also be obtained from BJ Services for free from BJ Services’ web site at www.bjservices.com or by directing a request to: BJ Services Company, P.O. Box 4442, Houston, Texas 77210-4442, Attention: Investor Relations, or by phone at (713) 462-4239.
Participants in the Solicitation
Baker Hughes, its directors, executive officers and certain members of management and employees may be considered “participants in the solicitation” of proxies from Baker Hughes’ stockholders in connection with the proposed transaction. Information regarding such persons and a description of their interests in the proposed transaction are contained or incorporated by reference in the joint proxy statement/prospectus filed with the SEC.
BJ Services, its directors, executive officers and certain members of management and employees may be considered “participants in the solicitation” of proxies from BJ Services’ stockholders in connection with the proposed transaction. Information regarding such persons and a description of their interests in the proposed transaction are contained or incorporated by reference in the joint proxy statement/prospectus filed with the SEC.
Baker Hughes provides reservoir consulting, drilling, formation evaluation, completion and production products and services to the worldwide oil and gas industry.
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